EXHIBIT 2

Execution Copy

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 28, 2004, by and among Church & Dwight Co., Inc., a Delaware corporation (“Buyer”), Kelso Blockers Holdings, LLC, a Delaware limited liability company (“Seller”) and, for purposes of Article IV and Section 7.15 only, Kelso Investment Associates VI, L.P., a Delaware limited partnership (“KIA VI”), KEP VI, LLC, a Delaware limited liability company (“KEP VI”), Magnetite Asset Investors L.L.C., a Delaware limited liability company (“MAI”), and Magnetite Asset Investors III L.L.C., a Delaware limited liability company (“MAI3”, and together with KIA VI, KEP VI and MAI, the “Guarantors”).

WHEREAS, Kelso Protection Venture, LLC, a Delaware limited liability company (the “Kelso Member”), owns 5,000 ownership interests in Armkel, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Kelso Blocker Corporations (as defined below) collectively own all of the issued and outstanding ownership interests in the Kelso Member (the “Kelso Member Interests”);

WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of each of the Kelso Blocker Corporations (the “Kelso Blocker Stock”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Kelso Blocker Stock;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Actions” has the meaning ascribed to it in Section 8.13.

“Affiliate” shall mean, with respect to any specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person, (ii) any other Person that owns, directly or indirectly, ten percent (10%) or more of such Person’s capital stock or other equity interests or any officer or director of such Person at any time during the period for which the determination of affiliation is being made; provided that with respect to Seller, the term “Affiliate” shall not include (a) MAI or MAI3 or any of their respective Affiliates, (b) any limited partner of any of the Guarantors or any of their respective Affiliates and (c) any portfolio or investee company of any of the Guarantors or any of their respective Affiliates (other than, in the case of clauses (a) through (c), the Seller, the Kelso Blocker Corporations, the Kelso Member or the Company or any of their respective subsidiaries).

“Agreement” has the meaning ascribed to it in the introductory paragraph to this Agreement.

“Allocable Portion” means, with respect to any Guarantor, the allocable portion of such Guarantor’s liability, as set forth on Schedule 1.1.

“Business” means the business of acquiring, holding and operating the assets which comprise the consumer products business of the Company before the Closing Date, as such business may be expanded through internal growth or acquisitions of related assets or businesses.

“Buyer” has the meaning ascribed to it in the introductory paragraph to this Agreement.

“Closing” has the meaning ascribed to it in Section 3.1.

“Closing Date” has the meaning ascribed to it in Section 3.1.

“Company” has the meaning ascribed to it in the recitals to this Agreement.

“Company Interests” has the meaning ascribed to it in Section 4.7(c).

“Confidential Information” has the meaning ascribed to it in Section 6.1(a).

“Contract” means any note, bond, mortgage, indenture, lease, license, franchise, contract, agreement, instrument, obligation, understanding, arrangement or commitment, whether written or oral and whether express or implied.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Guarantors” has the meaning ascribed to it in the introductory paragraph to this Agreement.

“Kelso Blocker Corporations” means, collectively, (a) Kelso Condoms, Inc., a Delaware corporation, (b) Kelso Depilatories, Inc., a Delaware corporation, (c) Kelso Diagnostics, Inc., a Delaware corporation, (d) Kelso Drops, Inc., a Delaware corporation, (e) Kelso Dentures, Inc., a Delaware corporation, (f) Kelso Cranbury, Inc., a Delaware corporation (g) Kelso Products, Inc., a Delaware corporation and (h) Kelso World, Inc., a Delaware corporation.

“Kelso Blocker Stock” has the meaning ascribed to it in the recitals to this Agreement.

“Kelso Director” means the members of the Company’s Board of Directors designated by the Kelso Member.

“Kelso Fee Acknowledgement Letter” has the meaning ascribed to it in Section 3.2(g).

“Kelso Guarantor Obligations” has the meaning ascribed to it in Section 7.15(a).

“Kelso Guarantors” means KIA VI and KEP VI.

“Kelso Member” has the meaning ascribed to it in the recitals to this Agreement.

“Kelso Member Interests” has the meaning ascribed to it in the recitals to this Agreement.

“Kelso Member LLC Agreement” means that certain Limited Liability Company Agreement of the Kelso Member dated as of August 27, 2001.

“KEP VI” has the meaning ascribed to it in the introductory paragraph to this Agreement.

“KIA VI” has the meaning ascribed to it in the introductory paragraph to this Agreement.

“Law” means law, statute, ordinance, order, rule, regulation, code or other requirement of any Governmental Authority.

“Liens” means liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 27, 2001, by and between Buyer and the Kelso Member, as amended by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of the Company dated as of September 24, 2001 and as further amended by Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement of the Company dated as of September 24, 2001.

“LLC Agreement Termination Agreement” has the meaning ascribed to it in Section 3.2(f).

“MAI” has the meaning ascribed to it in the introductory paragraph to this Agreement.

“MAI3” has the meaning ascribed to it in the introductory paragraph to this Agreement.

“Obligations” has the meaning ascribed to it in Section 7.15(b).

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Person” shall mean an individual, trust, estate, corporation, partnership, limited liability company or any other incorporated or unincorporated entity.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Seller” has the meaning ascribed to it in the introductory paragraph to this Agreement.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

1.2 Interpretation. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders, (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules and other attachments without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement, (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection , (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision and (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”.

ARTICLE II.

PURCHASE AND SALE OF KELSO BLOCKER STOCK

2.1 Purchase and Sale of the Kelso Blocker Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer,

assign, grant and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the Kelso Blocker Stock, free and clear of all Liens, adverse claims, subscriptions, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind.

2.2 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, as consideration for the sale, conveyance, transfer, assignment, grant and delivery to Buyer of the Kelso Blocker Stock, at the Closing, Buyer shall pay to Seller in cash, an amount equal to $253,650,000 (the “Purchase Price”), in accordance with Section 3.3(a).

2.3 Allocation of Purchase Price. The Purchase Price shall be allocated to the Kelso Blocker Stock pursuant to Schedule 2.3 hereto.

ARTICLE III.

THE CLOSING

3.1 Closing. Subject to compliance by Seller with Section 3.2 and Buyer with Section 3.3, the closing of the purchase and sale of the Kelso Blocker Stock hereunder (the “Closing”) shall take place simultaneously with the execution of this Agreement, or on such other date as the parties mutually agree (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall take place at the offices of Morgan, Lewis & Bockius LLP, in New York, New York. The Closing shall be effective as of 5:00 p.m., New York City time, on the Closing Date.

3.2 Delivery of Items by Seller. Seller shall deliver to Buyer at the Closing the items listed below:

(a) certificates evidencing all of the Kelso Blocker Stock, duly endorsed in blank or accompanied by transfer powers duly executed in blank together with all applicable transfer tax stamps affixed thereto;

(b) the minute books, stock books and stock ledgers of the Kelso Blocker Corporations and the Kelso Member;

(c) an acknowledgment of receipt of the Purchase Price in the form of Exhibit A hereto;

(d) a letter of resignation from: (i) each Kelso Director from the board of directors of the Company effective as of the Closing; (ii) each director and officer of each Kelso Blocker Corporation effective as of the Closing; and (iii) each officer of the Kelso Member effective as of the Closing;

(e) all transfer tax forms and returns required to be filed by Seller prior to or on the Closing in connection with the transactions contemplated hereby;

(f) the LLC Agreement Termination Agreement substantially in the form of Exhibit B hereto (the “LLC Agreement Termination Agreement”), duly executed by the Kelso Member;

(g) the Kelso Fee Acknowledgement Letter substantially in the form of Exhibit C hereto (the “Kelso Fee Acknowledgement Letter”), duly executed by Kelso & Company, L.P.;

(h) Amendment No. 1 to the Kelso Member Limited Liability Company Agreement substantially in the form of Exhibit D hereto, duly executed by each of the Kelso Blocker Corporations; and

(i) affidavit of Seller pursuant to the Foreign Investment in Real Property Tax Act, in a form reasonably acceptable to Buyer.

3.3 Delivery of Items by Buyer. Buyer shall deliver to Seller at the Closing the items listed below:

(a) an amount equal to the Purchase Price, by wire transfer of immediately available funds of the amounts set forth on Schedule 3.3 to the accounts set forth on Schedule 3.3; and

(b) the LLC Agreement Termination Agreement, duly executed by the Buyer.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to the Buyer:

4.1 Organization and Good Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authorization. Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement, when executed and delivered by Buyer, shall constitute the valid and legally binding obligation of Seller enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or general principles of equity (whether considered in a proceeding at law or in equity).

4.3 No Conflict. Neither the execution, delivery or performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will, with or without the giving of notice or the lapse of time or both, (a) violate or conflict with any provision of any organizational or constitutive document of Seller, (b) conflict with or violate any Law or other restriction of any Governmental Authority to which Seller may be subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel or require any notice or consent under, or create a Lien on any of Seller’s, any Kelso Blocker Corporation’s or the Kelso Member’s respective assets (including the Kelso Blocker Stock, the Kelso Member Interests and the Company Interests) under, any Contract to which the Seller, any Kelso Blocker Corporation or the Kelso Member is a party or to which any of Seller’s, any Kelso Blocker Corporation’s or the Kelso Member’s respective properties or assets may be subject.

4.4 Governmental Consents. Neither the execution, delivery or performance by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will require any consent, approval, authorization or permit of, review or other action by, or any registration or filing with or notification to, any Person or Governmental Authority.

4.5 Kelso Blocker Corporations.

(a) Each Kelso Blocker Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each Kelso Blocker Corporation is wholly owned by the Seller. Schedule 4.5(a) sets forth: (i) the number of authorized shares of capital stock of each Kelso Blocker Corporation; and (ii) the number of issued and outstanding shares of capital stock of each Kelso Blocker Corporation and the record and beneficial holder of each such share. Each issued and outstanding share of capital stock of each Kelso Blocker Corporation has been duly authorized and validly issued and is fully paid and nonassessable.

(b) Each Kelso Blocker Corporation was formed for the sole purpose of holding a portion of KIA VI’s and KEP VI’s indirect interest in the Company and has been operated solely for such purpose and no Kelso Blocker Corporation has had any other purpose.

(c) The Kelso Blocker Corporations do not have, and have never had, any business, assets or liabilities other than those related to their respective ownership interests in the Kelso Member.

(d) Each Kelso Blocker Corporation has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns prepared and provided to it by the Buyer. All Tax Returns filed by each Kelso Blocker Corporation are in the form provided to such Kelso Blocker Corporation by the Buyer without any changes or modifications.

(e) Each Kelso Blocker Corporation has paid all material Taxes for which it is liable consistent with the Tax Returns prepared and provided by the Buyer and has withheld and remitted to the appropriate Tax Authority, with respect to amounts paid or owing to employees, creditors, and third parties, all Taxes it is required to have withheld. None of the Kelso Blocker Corporations has or has had any liability for Taxes other than liabilities for Taxes that arise directly out of their respective indirect ownership interest in the Company.

(f) No Kelso Blocker Corporation has waived without the consent of Buyer any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor as is there any Tax deficiency outstanding, proposed or assessed against any Kelso Blocker Corporation.

(g) As of the date hereof, there are not pending or, to the knowledge of the Seller or any Kelso Blocker Corporation, threatened in writing, any audits, examination, investigations or other proceedings in respect of the Taxes or Tax matters of the Kelso Blocker Corporations.

(h) Each Kelso Blocker Corporation is, and, from its date of formation, has been, treated as a corporation for U.S. federal income tax purposes.

(i) As of the date hereof, to the knowledge of Seller, there are no material Liens on the assets of any Kelso Blocker Corporation relating to or attributable to Taxes, other than Liens for personal property taxes not yet due and payable.

(j) No Kelso Blocker Corporation is a party to, nor has any Kelso Blocker Corporation been a party to, a Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written) and no Kelso Blocker Corporation owes any amount under such agreement.

(k) No adjustment relating to any Tax Return filed by any Kelso Blocker Corporation has been proposed formally or informally by any Tax Authority to any Kelso Blocker Corporation which has not been resolved to the satisfaction of the relevant Tax Authority.

4.6 Kelso Member.

(a) The Kelso Member is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Kelso Blocker Corporations collectively own all of the Kelso Member Interests.

(b) The Kelso Member was formed for the sole purpose of holding KIA VI’s and KEP VI’s indirect interest in the Company and has been operated solely for such purpose and the Kelso Member has had no other purpose.

(c) The Kelso Member does not have, and has never had, any business, assets or liabilities other than those related to its ownership interests in the Company.

(d) The Kelso Member has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns prepared and provided to it by the Buyer. All Tax Returns filed by the Kelso Member are in the form provided to the Kelso Member by the Buyer without any changes or modifications.

(e) The Kelso Member has paid all material Taxes for which it is liable consistent with the information returns prepared and provided by the Buyer and has withheld and remitted to the appropriate Tax Authority, with respect to amounts paid or owing to employees, creditors, and third parties, all Taxes it is required to have withheld. The Kelso Member has not had and does not have any liability for Taxes other than liabilities for Taxes that arise directly out of its ownership interest in the Company.

(f) The Kelso Member has not waived without the consent of Buyer any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor is there any Tax deficiency outstanding, proposed or assessed against the Kelso Member and there is no such deficiency as of the date hereof.

(g) As of the date hereof, there are not pending or, to the knowledge of the Seller or the Kelso Member, threatened in writing, any audits, examination, investigations or other proceedings in respect of the Taxes or Tax matters of the Kelso Member.

(h) The Kelso Member is, and, from its date of formation, has been, treated as a partnership for U.S. federal income tax purposes.

(i) As of the date hereof, to the knowledge of Seller, there are no material Liens on the assets of the Kelso Member relating to or attributable to Taxes, other than Liens for personal property taxes not yet due and payable.

(j) The Kelso Member is not a party to, nor has it been a party to, a Tax sharing, Tax indemnity, Tax allocation or similar contract (whether or not written) and no Kelso Blocker Corporation owes any amount under such agreement.

(k) No adjustment relating to any Tax Return filed by the Kelso Member has been proposed formally or informally by any Tax Authority to the Kelso Member which has not been resolved to the satisfaction of the relevant Tax Authority.

4.7 No Liens.

(a) The Kelso Blocker Stock is owned by Seller free and clear of all Liens, adverse claims, subscriptions, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind. Seller is not a party to or bound by any option, warrant, purchase right or other Contract or commitment that could require Seller to sell, transfer or otherwise dispose of the Kelso Blocker Stock (other than this Agreement and the LLC Agreement). Seller is not a party to or bound by any voting trust, proxy or other agreement or understanding with respect to the voting of the Kelso Blocker Stock. Upon consummation of the transactions contemplated by this Agreement, good and valid title to the Kelso Blocker Stock will pass to the Buyer, free and clear of all Liens, adverse claims, subscriptions, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind other than any Liens arising as a result of action by the Buyer.

(b) The Kelso Member Interests are owned by the Kelso Blocker Corporations free and clear of all Liens, adverse claims, subscriptions, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind. None of the Kelso Blocker Corporations is a party to or bound by any option, warrant, purchase right or other Contract or commitment that could require such Kelso Blocker Corporation to sell, transfer or otherwise dispose of any Kelso Member Interests (other than the LLC Agreement and the Kelso Member LLC Agreement). None of the Kelso Blocker Corporations is a party to or bound by any voting trust, proxy or other agreement or understanding with respect to the voting of the Kelso Member Interests.

(c) The Kelso Member owns 5,000 ownership interests in the Company (the “Company Interests”) free and clear of all Liens, adverse claims, subscriptions, options, warrants, calls, proxies, rights, commitments, restrictions or agreements of any kind. The Kelso Member is not a party to or bound by any option, warrant, purchase right or other Contract or commitment that could require the Kelso Member to sell, transfer or otherwise dispose of any of the Company Interests (other than the LLC Agreement). The Kelso Member is not a party to or bound by any voting trust, proxy or other agreement or understanding with respect to the voting of the Company Interests.

4.8 Brokers’ Fees. None of Seller, the Kelso Blocker Corporations, the Kelso Member nor any of their respective Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

5.1 Organization and Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authorization. Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement, when executed and delivered by Seller, shall constitute the valid and legally binding obligation of Buyer enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors or general principles of equity (whether considered in a proceeding at law or in equity).

5.3 No Conflict. Neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will, with or without the giving of notice or the lapse of time or both, (a) violate or conflict with any provision of the certificate of incorporation or bylaws of Buyer, (b) conflict with or violate any Law or other restriction of any Governmental Authority to which Buyer may be subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel or require any notice or consent under, or create a Lien on any of Buyer’s assets under, any Contract to which Buyer is a party or to which any of Buyer’s properties or assets may be subject.

5.4 Governmental Consents. Neither the execution, delivery or performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will require any consent, approval, authorization or permit of, review or other action by, or any registration or filing with or notification to, any Person or Governmental Authority.

5.5 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE VI.

COVENANTS

6.1 Confidentiality.

(a) The terms of the LLC Agreement, the identity of the Persons with whom the Company may have held discussions prior to the Closing with respect to any provision of services, investment, acquisition, disposition or other transaction, and all other business, financial and other information regarding the conduct of the business and affairs of the Company prior to the Closing or the relative or absolute rights or interests of any member in the Company pursuant to the LLC Agreement, in each case that (i) has not previously been disclosed with the consent of the Kelso Member and the Buyer or (ii) is not or has not become generally known to the public other than as a result of a violation of this Section 6.1 or Section 13.1 of the LLC Agreement (collectively, the “Confidential Information”) is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and Buyer. Accordingly, Seller represents that it, the Kelso Blocker Corporations and the Kelso Member have not disclosed Confidential Information to any Person (other than its Affiliates, equity holders, officers, directors, advisors, agents and representatives and the limited partners of, or investors in, the Guarantors), and Seller agrees that it and its Affiliates will not, and will direct its and its Affiliates’ equity holders, officers, directors, advisors, agents and representatives and the limited partners of, or investors in, the Guarantors not to, disclose Confidential Information unless and until the Buyer or the

Company has disclosed such Confidential Information pursuant to authorization by Buyer and has notified Seller that it has done so; provided, however, that Seller (and its Affiliates) may (1) disclose such Confidential Information if required by Law or necessary for it to perform any of its duties or obligations hereunder and (2) disclose to the limited partners of the Guarantors the following information: (w) the Purchase Price; (x) the amount of the Kelso Member’s original investment in the Company; (y) a general description of the Company and its organization that is consistent with prior descriptions provided to such limited partners; and (z) data regarding such Guarantors’ investment return.

(b) Subject to the provisions of paragraph (a) of this Section 6.1, Seller agrees not to disclose any Confidential Information to any Person (other than a Person providing consulting services to Seller who agrees in writing to maintain all Confidential Information in strict confidence, or a judge, magistrate, referee or any party in any action, suit or proceeding relating to or arising out of this Agreement or otherwise) and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information. Seller hereby agrees not to contest any motion for any protective Order brought by Buyer represented as being intended by Buyer to implement the purposes of this Section 6.1; provided that, if Seller receives a request to disclose any Confidential Information under the terms of a valid and effective Order and the Order was not sought by or on behalf of or consented to by Seller, then Seller may disclose such Confidential Information to the extent required if Seller as promptly as practicable (i) notifies Buyer of the existence, terms and circumstances of the Order, (ii) consults in good faith with Buyer on the advisability of taking legally available steps to resist or narrow the Order, and (iii) if disclosure of the Confidential Information is required, exercises its reasonable best efforts to obtain a protective Order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that Buyer may designate. The cost (including reasonable attorneys’ fees and expenses) of obtaining a protective Order covering Confidential Information designated by Buyer will be borne by the Company (or, if dissolved or merged, by the Buyer).

(c) The covenants in this Section 6.1 shall survive the Closing and the dissolution or merger of the Company.

6.2 Further Action. From and after the Closing Date, each of the parties hereto will execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby. All mail and other communications relating to the Kelso Blocker Corporations, the Kelso Member or the Company received by Seller following the Closing will be promptly turned over to Buyer (or such other Person as Buyer will indicate) by Seller.

6.3 Equity Appreciation Plan. Buyer shall (or shall cause the Company to) make the payments equal to $5,600,000 to the participants in the Company’s Equity Appreciation Plan, which payments shall be made in accordance with the terms of the Company’s Equity Appreciation Plan; provided, however, that the first portion of such payment will be made no later than September 1, 2004.

6.4 Public Announcement. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that the Buyer shall be entitled file a Current Report on Form 8-K in the form required by the Securities Exchange Act of 1934, as amended (and the rules and regulations promulgated thereunder), which Current Report on Form 8-K may attach (a) any press release issued by the Buyer in accordance with this Section 6.4 and (b) a copy of this Agreement.

6.5 Noncompetition and Nonsolicitation. During the period from the Closing Date through the earlier of (x) the second anniversary of the Closing Date and (y) the date Buyer and its Affiliates (including the Company) cease to conduct the Business, Seller shall not, and shall cause its Affiliates not to:

(a) directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, any Person at least twenty percent (20%) of whose revenues are derived from the sale of pregnancy and ovulation test kits or at least ten percent (10%) of whose revenues are derived from the sale of condoms and depilatories; provided, that Seller may, directly or indirectly, invest in or own up to twenty percent (20%) of the outstanding shares of any class of securities or other ownership interests of any such Person so long as Seller does not otherwise participate in the day-to-day management or operation of such enterprise; and

(b) directly or indirectly, either for itself or for any other Person (i) solicit, induce or attempt to solicit or induce any Person known by Seller to be an officer, director, partner, member or employee of the Company or any of its subsidiaries, Affiliates, successors or assigns to terminate his or her employment or other relationship with the Company or such subsidiary, Affiliate, successor or assign for the purpose of associating with (1) Seller or a Person controlled by Seller or (2) any direct competitor of the Company (or following a merger of the Company, the surviving entity; provided that for purposes of determining whether any entity is a direct competitor of the surviving entity, the surviving entity shall be deemed to operate only the Business (i.e., and not such other businesses as the entity with which the Company merged operated before such merger)); or (ii) encourage any Person known by Seller to be an officer, director, partner, member or employee of the Company or any of its subsidiaries, Affiliates, successors or assigns to terminate his or her employment or other relationship with the Company or such subsidiary, Affiliate, successor or assign for any other purpose or no purpose.

6.6 Change of Name. As promptly as reasonably practicable after the Closing, Buyer shall either (a) cause to be filed with the Secretary of State of the State of Delaware amendments the certificates of incorporation of each of the Kelso Blocker Corporations and an amendment to the certificate of formation of the Kelso Member which, in each case, shall effect a change in the name of each such entity so as to remove “Kelso” therefrom or (b) effect a merger of each of the Kelso Blocker Corporations and the Kelso Member, in each case, in a manner in which the name of the surviving entity of such merger does not contain “Kelso”. After the Closing, Buyer shall ensure that none of such entities retains or does business under or using the “Kelso” name or any derivation thereof. Buyer acknowledges and agrees that it is not acquiring hereunder any right, title or interest in or to the “Kelso” name or any intellectual property rights owned by Seller and its Affiliates related thereto.

6.7 Specific Performance. The parties acknowledge and agree that any remedy at Law for any breach of this Agreement would be inadequate, and Buyer and Seller hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved and without the posting of a bond, in order that the breach or threatened breach of such provisions may be effectively restrained.

ARTICLE VII.

GENERAL

7.1 Survival. The representations, warranties and covenants of Seller and Buyer contained in this Agreement shall survive the Closing.

7.2 Expenses. Each of Buyer and Seller will bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. In the event of a dispute between Buyer and Seller arising out of this Agreement, the successful party in such dispute will be entitled to recover from such other party all reasonable out-of-pocket expenses incurred in connection with such dispute (including attorneys’ fees).

7.3 Waiver. The rights and remedies of the parties under this Agreement shall be cumulative and not exclusive of any rights or remedies which either party would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.

7.4 Amendment. This Agreement may be amended only by the written consent of each of the parties hereto.

7.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered by messenger, overnight courier or registered or certified mail (postage prepaid, return receipt requested) or transmitted by facsimile to the parties hereto at the following respective addresses:

If to Seller, to:	Kelso Blockers Holdings, LLC
c/o Kelso & Company
320 Park Avenue
New York, New York 10022
Fax: 212-223-2379
Attn: James J. Connors, II

with copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Time Square
New York, New York 10036
Fax: 212-735-2000
Attn: Eileen T. Nugent

If to Buyer, to:	Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey 08543-5297
Fax: 609-497-7177
Attn: Chief Financial Officer and General Counsel

with copies to:	Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Fax: 212-309-7044
Attn: Howard L. Shecter

Such notice or other communication shall be deemed to have been given or made as of the date so delivered or received.

7.6 No Third Party Beneficiaries. Neither this Agreement nor any provision hereof or document executed or delivered in connection herewith, shall create any right in favor of or impose any obligation upon any Person other than the parties hereto, their respective successors and permitted assigns.

7.7 Headings. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

7.8 Entire Agreement. This Agreement, together with the schedules, other agreements and documents referred to herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior commitments, agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

7.10 Assignability. Neither of the parties hereto may assign this Agreement without prior written consent of the other party. Any impermissible attempted assignment of this Agreement without the prior written consent required by this Section 7.10 shall be void.

7.11 Successors and Assigns. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

7.12 Governing Law. This Agreement and the rights and obligations of the parties hereunder and the parties subject hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to the choice of law principles or any other rule, principle or law that would make the laws of any jurisdiction other than the State of New York applicable hereto.

7.13 Consent to Jurisdiction; Service of Process; Venue. Each Member hereby irrevocably and unconditionally (a) consents to the submission to the exclusive jurisdiction of the state courts of the State of New York and of the United States District Court for the Southern District of New York, for any action, claim, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or equity, or by or before any Governmental Authority (“Actions”) arising out of or relating to this Agreement or the breach, termination or validity thereof and the transactions contemplated by this Agreement, (ii) agrees not to commence any Action relating thereto except in such courts and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice, or document by U.S. registered mail or as otherwise provided in this Agreement shall be effective service of process for any Action brought in any such court, (iv) waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated by this Agreement in the state courts of the State of New York and of the United States District Court for the Southern District of New York, and (v) agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

7.14 Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

7.15 Guaranty.

(a) Each of the Kelso Guarantors, on a several (and not joint and several) basis, based on such Kelso Guarantor’s applicable Allocable Portion, hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to Buyer and its successors and permitted assigns, (i) the performance and observance of all covenants, obligations and agreements of Seller under this Agreement and (ii) all liabilities arising out of or related to Seller’s failure to perform or observe, or Seller’s breach in the performance or observance of, its covenants, obligations and agreements under this Agreement (collectively, the “Kelso Guarantor Obligations”). The foregoing obligation of each Kelso Guarantor constitutes a continuing guaranty of payment and performance, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligation of each Kelso Guarantor hereunder shall not be discharged, impaired or otherwise affected by the failure of Buyer to assert any claim or demand against Seller or the other Kelso Guarantor or to enforce any remedy hereunder.

(b) Each of the Guarantors, on a several (and not joint and several) basis, based on such Guarantor’s applicable Allocable Portion, hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to Buyer and its successors and permitted assigns, all liabilities arising out of or related to any misrepresentation or breach of any representation or warranty of the Seller contained in this Agreement (collectively, the “Obligations”). The foregoing obligation of each Guarantor constitutes a continuing guaranty of payment and performance, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligation of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by the failure of Buyer to assert any claim or demand against Seller or any other Guarantor or to enforce any remedy hereunder.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have duly signed this Agreement the day and year first written above.

SELLER:

KELSO BLOCKERS HOLDINGS, LLC

By:	Kelso & Company, L.P., its manager

	By:	Kelso & Companies, Inc., its general partner

		By:	/s/ Howard A. Matlin
		Name:	Howard A. Matlin
		Title:	Vice President & Chief Financial Officer

BUYER:

CHURCH & DWIGHT CO., INC.

By:	/s/ Zvi Eiref
Name:	Zvi Eiref
Title:	Vice President & Chief Financial Officer

GUARANTORS:

KELSO INVESTMENT ASSOCIATES VI, L.P.

By:	Kelso GP, VI, LLC, Its General Partner

	By:	/s/ George Matelich
Managing Member

[Signature Page to Stock Purchase Agreement]

KEP VI, LLC

By:	/s/ George Matelich
Managing Member

MAGNETITE ASSET INVESTORS L.L.C.

By:	Blackrock Financial Management, Inc.,
as Managing Member

	By:	/s/ Mark Williams
	Name:	Mark Williams
	Title:	Managing Director

MAGNETITE ASSET INVESTORS III L.L.C.

By:	Blackrock Financial Management, Inc.,
as Managing Member

	By:	/s/ Mark Williams
	Name:	Mark Williams
	Title:	Managing Director

[Signature Page to Stock Purchase Agreement]

Exhibit A

Acknowledgment of Receipt of the Purchase Price

May 28, 2004

Reference is made to that certain Stock Purchase Agreement, dated as of May 28, 2004 (the “Agreement”), by and among Church & Dwight Co., Inc. (“Buyer”), Kelso Blockers Holdings, LLC (“Seller”) and, for limited purposes, Kelso Investment Associates VI, L.P., KEP VI, LLC, Magnetite Asset Investors L.L.C. and Magnetite Asset Investors III L.L.C. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

The Seller hereby acknowledges receipt from Buyer by wire transfers of immediately available funds of an amount equal to $253,650,000 which represents the Purchase Price.

KELSO BLOCKERS HOLDINGS, LLC

By:	Kelso & Company, L.P., its manager

	By:	Kelso & Companies, Inc., its general partner

By:
Name:
Title:

Exhibit B

LLC Agreement Termination Agreement

THIS TERMINATION OF LIMITED LIABILITY COMPANY AGREEMENT (this “Termination Agreement”), dated as of May 28, 2004, by and between Church & Dwight Co., Inc., a Delaware corporation (“C&D”), and Kelso Protection Venture LLC, a Delaware limited liability company (“Kelso Member”).

WHEREAS, C&D and the Kelso Member collectively own all of the issued and outstanding ownership interests in Armkel, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, C&D and the Kelso Member have entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 27, 2001, as amended by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of the Company dated as of September 24, 2001 and as further amended by Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement of the Company dated as of September 24, 2001 (the “LLC Agreement”).

WHEREAS, the Kelso Blocker Corporations (as defined in the Purchase Agreement) collectively own all of the issued and outstanding ownership interests in the Kelso Member;

WHEREAS, Kelso Blockers Holdings, LLC (“Kelso Holdings”) owns all of the issued and outstanding shares of capital stock of the Kelso Blocker Corporations;

WHEREAS, simultaneously with the execution of this Agreement, C&D, Kelso Holdings and, for limited purposes, certain other parties named therein, are entering into that certain Stock Purchase Agreement dated as of May 28, 2004 (the “Purchase Agreement”) pursuant to which Kelso Holdings will sell to C&D, and C&D will purchase from Kelso Holdings, all of the issued and outstanding shares of capital stock of the Kelso Blocker Corporations;

WHEREAS, as a result of the consummation of the transactions contemplated by the Purchase Agreement, C&D will, directly or indirectly, own all of the issued and outstanding ownership interests in the Company;

WHEREAS, in connection with such Purchase Agreement, C&D and the Kelso Member believe that it is in their mutual best interests to terminate the LLC Agreement effective at the time of the closing under the Purchase Agreement, and desire to set forth in this Agreement the terms and conditions upon which such termination will occur;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, C&D and the Kelso Member hereby agree as follows:

1. Effective as of the closing under the Purchase Agreement, the LLC Agreement is hereby terminated and C&D and the Kelso Member agree that, thereafter, neither of them shall have any continuing rights, licenses, liabilities or obligations under LLC Agreement, except for Section 12.1 of the LLC Agreement and the provisions of Article XIV of the LLC Agreement as they relate to the exercise by a party of its rights under Section 12.1. Notwithstanding anything to the contrary contained in the LLC Agreement, except as provided in the immediately preceding sentence, each provision of the LLC Agreement that is designated to survive the termination of the LLC Agreement is hereby terminated effective as of the closing under the Purchase Agreement.

2. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement. This Agreement and the rights and obligations of the parties hereunder and the parties subject hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to the choice of law principles or any other rule, principle or law that would make the laws of any jurisdiction other than the State of New York applicable hereto.

[Signature page to follow.]

2

IN WITNESS WHEREOF, the parties have duly signed this Agreement the day and year first written above.

KELSO PROTECTION VENTURE LLC

By:	Kelso & Company, L.P., its manager

	By:	Kelso & Companies, Inc., its general partner

By:
Name:
Title:

CHURCH & DWIGHT CO., INC.

By:
Name:
Title:

[Signature Page to LLC Agreement Termination Agreement]

Exhibit C

Kelso Fee Acknowledgement Letter

KELSO & COMPANY, L.P.

320 Park Avenue, 24th Floor

New York, New York 10022

May 28, 2004

Armkel, LLC

469 North Harrison Street

Princeton, New Jersey 08543-5297

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated August 14, 2001 (the “Letter Agreement”), between Kelso & Company, L.P., a Delaware limited partnership (“Kelso”), and Armkel, LLC, a Delaware limited liability company (the “Company”), pursuant to which Kelso was retained to provide financial advisory and other services to the Company and the Company agreed to pay certain fees to Kelso.

Kelso hereby acknowledges that the Company shall not be required to make any further payments to Kelso for financial advisory and other services provided pursuant to the Letter Agreement, including, without limitation, any annual payments (or portions thereof). Notwithstanding the foregoing, nothing in this letter shall in any way limit the Company’s indemnification obligations contained in the second paragraph of the Letter Agreement.

Very truly yours,

KELSO & COMPANY, L.P.

By:	Kelso & Companies, Inc., its general partner

By:
Name:
Title:

Exhibit D

Amendment No. 1 to the

Kelso Member Limited Liability Company Agreement

(attached)

SCHEDULES

Schedule 1.1 – Allocable Portion

Schedule 2.3 – Allocation of Purchase Price

Schedule 3.3 – Wire Instructions

Schedule 4.5(a) – Authorized, Issued and Outstanding Shares of Capital Stock of each Kelso Blocker Corporation

In accordance with Item 601(b)(2) of Regulation S-K, the foregoing schedules have been omitted. Church & Dwight agrees to supplementally furnish a copy of any omitted Schedule to the Commission upon request.